Exhibit 4.7

BAUER PERFORMANCE SPORTS LTD.

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1                                                            Name and Address of Company

Bauer Performance Sports Ltd. (the “Company”)

100 Domain Drive

Exeter, New Hampshire

03833

Item 2                                                            Date of Material Change

February 13, 2014.

Item 3                                                            News Release

A press release describing the material change was issued by the Company on February 13, 2014 through Marketwired, a copy of which has also been filed under the Company’s corporate profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and is attached hereto as Schedule “A”.

Item 4                                                            Summary of Material Change

On February 13, 2014, the Company announced that it, through its subsidiaries, (collectively, the “Buyers”) entered into a definitive asset purchase agreement (the “Purchase Agreement”) with Easton-Bell Sports, Inc. and certain of its affiliates (collectively, the “Sellers”) to acquire substantially all of the assets and assume certain liabilities of the Sellers relating to the Sellers’ baseball, softball and lacrosse businesses, (the “Acquired Businesses”) for US$330 million in an all-cash transaction (the “Acquisition”), subject to a working capital adjustment.

Item 5                                                            Full Description of Material Change

5.1                               Full Description of Material Change

On February 13, 2014, the Buyers entered into the Purchase Agreement with the Sellers to acquire the Acquired Businesses for US$330 million in an all-cash transaction, subject to a working capital adjustment. The Purchase Agreement was unanimously approved by both companies’ boards of directors and is expected to close in approximately 30 to 60 days, subject to regulatory approvals and other customary closing conditions.

As a result of the Acquisition, the Buyers will own the EASTON brand and the Acquired Businesses while the Sellers will retain the Easton Hockey and Cycling businesses. In connection with the Acquisition, the Buyers will grant a license to the Sellers to permit them to use the EASTON name in the retained hockey and cycling businesses.  The

Acquired Businesses will continue to operate out of the Van Nuys, California and Salt Lake City, Utah locations.

The Buyers and the Sellers have also agreed to settle certain litigation matters related to intellectual property owned by Bauer Hockey, Inc. concurrently with the closing of the Acquisition.

Acquisition Financing

The Buyers intend to finance the Acquisition, and refinance certain existing indebtedness, with a combination of US$450 million of senior secured term loans and loans under a US$200 million asset-backed revolving credit facility (the “Debt Financing”). Pursuant to debt commitment letters, Bank of America, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada and Morgan Stanley Senior Funding, Inc. (collectively, the “Lenders”) have agreed to provide the Debt Financing. The obligations of the Lenders to provide the Debt Financing under the debt commitment letters are subject to certain customary conditions.  Assuming the funding of the Debt Financing in accordance with the terms of the debt commitment letters, together with any funds to be supplied by the Buyers or their affiliates, the Buyers will have sufficient funds to consummate the transaction contemplated under the Purchase Agreement and to pay any other amounts required to be paid by the Buyers in connection with the consummation of the transactions contemplated under the Purchase Agreement, including all related fees and expenses to be paid by the Buyers.

After the Acquisition closes, the Buyers intend to consider options they may have to reduce leverage, including repaying a portion of the Debt Financing with the proceeds of public or private offerings of equity securities. There is no assurance that such transactions will be available on acceptable terms.

The Purchase Agreement

The following is a summary of certain terms of the Purchase Agreement, among other persons, the Sellers and the Company’s subsidiaries, BPS Greenland Inc., BPS Greenland Corp. and Bauer Hockey, Inc. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which has been filed on SEDAR at www.sedar.com.

Purchase Price

The purchase price for substantially all of the assets relating to the Acquired Businesses is US$330 million, plus the assumption of certain liabilities relating to such businesses.  The purchase price is subject to a post-closing working capital adjustment.

Bauer Hockey, Inc. (“Buyer Guarantor”), a wholly-owned subsidiary of the Company, is a guarantor of the Buyers’ pre-closing obligations under the Purchase Agreement, including the payment of the termination fee, if any.

Representations and Warranties

Under the Purchase Agreement, the Buyers and the Sellers have made customary representations and warranties for a transaction of this nature.

The Sellers have made representations and warranties with respect to the Acquired Businesses and related matters including, among others, the following: organization, power and standing; power and authority; validity and enforceability; no conflict; required consents and approvals; compliance with laws; financial statements; taxes; absence of certain changes; title to and sufficiency of the purchased assets; real properties; intellectual property; material contracts; material suppliers and customers; licenses and permits; insurance; product liability; product warranty; accounts receivable; inventory; employees and compensation; the absence of litigation; environmental matters; payments to the Sellers’ financial advisor; and affiliate transactions.

The Buyers have made representations and warranties with respect to, among other matters, the following: organization, power and standing; power and authority; no conflict; consents and approvals; validity and enforceability; and certain matters relating to the financing of the Acquisition.

The Buyers and the Sellers have agreed that their respective representations and warranties will survive the Acquisition closing for certain agreed upon periods as set out in the Purchase Agreement.

Covenants

The Purchase Agreement contains customary covenants of the Buyers and the Sellers, commencing from the date of the Purchase Agreement and continuing for certain agreed upon periods as set out in the Purchase Agreement. Such covenants include, among others: (a) in the case of the Sellers, that it shall conduct the Acquired Businesses in the ordinary course consistent with past practice and not take certain specified actions without the consent of the Buyers; that it will provide the Buyers and its representatives with access to its books, records, employees and other information relating to the Acquired Businesses, including, but not limited to, information relating to the compensation and benefits of employees in order to facilitate the transfer of employment and the continuation of benefits upon the closing of the Acquisition; and that it will terminate certain affiliate transactions effective as of the Acquisition closing; and (b) in the case of the Buyers, that it will use its reasonable best efforts to consummate the debt financing necessary to fund the purchase price under the Purchase Agreement.

Indemnification

The amount of indemnification provided by the Sellers (on a joint and several basis) for misrepresentations or breaches of representations and warranties made by the Sellers under the Purchase Agreement during the applicable survival period is subject to the following limitations: (i) claims may only be made for individual losses equal to or greater than US$150,000; (ii) the Sellers’ indemnification obligations are not triggered until aggregate losses exceed US$1.5 million, and then only to the extent of such excess; and (iii) the Sellers’ aggregate liability for such losses shall not exceed US$5 million, which amount shall be deposited by the Buyers into an escrow account upon the closing of the Acquisition. These limitations are not applicable to claims for indemnification for any loss resulting from (i) a misrepresentation or breach of certain fundamental representations and warranties, such as relating to organization, power and standing; power and authority; validity and enforceability; title to and sufficiency of purchased assets; and payments to Sellers’ financial advisor; (ii) a failure of the Sellers to perform any covenants contained in the Purchase Agreement; or (iii) certain excluded liabilities identified in the Purchase Agreement.

In addition, a representation and warranty insurance policy (the “Representation and Warranty Policy”) has been obtained to satisfy additional indemnity claims of the Buyers relating to misrepresentations or breaches of representations and warranties.

The Buyers have agreed to indemnify and hold the Sellers harmless from losses suffered following closing of the Acquisition as a result of any breach of the Buyers’ representations and warranties made under or pursuant to the Purchase Agreement (or any representation or warranty of Buyer Guarantor) during the applicable survival period and any failure by the Buyers to perform any of its covenants or agreements.

Closing Conditions

The completion of the Acquisition is subject to the satisfaction or waiver of certain customary conditions, including (among others) the following conditions for the benefit of the Buyers: (a) the representations and warranties of the Sellers in the Purchase Agreement being, as applicable, (i) true and correct as of the signing date and as of the Acquisition closing date, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined in the Purchase Agreement), and (ii) with respect to certain fundamental representations and warranties only, true and correct in all respects as of the signing date and as of the Acquisition closing date; (b) the Sellers having performed, in all material respects, each of the covenants and agreements contained in the Purchase Agreement that, by the terms thereof, are required to be performed by them prior to or on the Acquisition closing date; (c) the Representation and Warranty Policy shall have been issued, and coverage thereunder shall be in effect, in accordance with the terms set forth therein, or the Buyers shall have received assurance reasonably acceptable to the Buyers that such issuance and effectiveness shall take effect in connection with the closing of the Acquisition; (d) certain approvals, consents and licenses shall have been obtained including, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder, shall have expired or been terminated (the “HSR Approval”); and (e) the delivery of customary closing documentation by the Sellers, including certain certificates, approvals, consents and corporate documents.

The completion of the Acquisition is subject to the satisfaction or waiver of customary conditions, including the following conditions for the benefit of the Sellers: (a) the representations and warranties of the Buyers in the Purchase Agreement being, as applicable, (i) true and correct as of the signing date and as of the Acquisition closing date, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined in the Purchase Agreement), and (ii) with respect to certain fundamental representations and warranties only, true and correct in all respects as of the signing date and as of the Acquisition closing date; (b) the Buyers having performed, in all material respects, all covenants and obligations contained in the Purchase Agreement that, by the terms thereof, are required to be performed by it prior to or on the Acquisition closing date; (c) the Buyers having satisfied payment of the purchase price in accordance with the Purchase Agreement on the Acquisition closing date; and (d)  all applicable waiting periods under the HSR Approval shall have expired or been terminated.

Termination

The Purchase Agreement may be terminated at any time prior to the Acquisition closing upon the occurrence of, among others, the following: (i) by mutual written consent of the parties; (ii) by either the Sellers or the Buyers, if any court or governmental authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale and purchase of the Acquired Businesses; (iii) by the Buyers or the Sellers if the Acquisition has not closed on or before May 14, 2014 (the “Termination Date”), provided that the right to terminate the Purchase Agreement on the Termination Date will not be available to either the Buyers or the Sellers whose breach of the Purchase Agreement has been the cause of, or resulted in, the failure of the closing to occur on or prior to such Termination Date; provided, further, that such Termination Date may be extended by the Buyers to obtain the HSR Approval and certain specified consents; (iv) by the Buyers, if there has been a material violation, breach, or inaccuracy of any representation, warranty, covenant or agreement of the Sellers, which would cause any of the closing conditions for the benefit of the Buyers not to be satisfied, and such violation, breach or inaccuracy has not been waived or cured following a 20 business day cure period; (v) by the Sellers, if there has been a material violation, breach, or inaccuracy of any representation, warranty, covenant or agreement of the Buyers, which would cause any of the closing conditions for the benefit of the Sellers not to be satisfied, and such violation, breach or inaccuracy has not been waived or cured following a 20 business day cure period; or (vi) by the Sellers, if the Sellers have satisfied all of their conditions precedent and the Buyers fail to consummate the transaction contemplated by the Purchase Agreement by the date contemplated therein.

Termination Fee

Upon termination of the Purchase Agreement in certain circumstances where the Buyers fail to consummate the acquisition when they are required to under the terms of the Purchase Agreement, the Buyers will be required to pay the Sellers a termination fee of US$13 million, which termination fee shall serve as the sole and exclusive remedy of the Sellers. In all other instances, each party shall be liable for its intentional breach of the Purchase Agreement following a termination of the Purchase Agreement.

Expenses

Pursuant to the Purchase Agreement, each party is generally responsible for its fees, costs and expenses incurred by them in connection with the negotiation of the Purchase Agreement (and any ancillary agreements) and the consummation of the transactions contemplated thereby, including, among others, expenses in respect of legal, accounting and other representatives and consultants.

Exclusivity

The Purchase Agreement provides that the Sellers shall not directly or indirectly, solicit any offers for the acquisition of the equity interests in the Sellers, the Acquired Businesses or the sale of all or a significant portion of the purchased assets, or negotiate, discuss, entertain or approve any offer or indication of interest with respect to any such acquisition or sale or undertake any transactions similar to the foregoing transactions (whether by merger, recapitalization or otherwise).

Non-Competition and Non-Solicitation

Subject to certain limited exceptions, the Sellers have agreed to (i) non-competition provisions with respect to their involvement in competing businesses for a period of two (2) years following the Acquisition closing date, and (ii) to non-solicitation provisions for a period of one (1) year following the Acquisition closing date, which prevents the Sellers from directly soliciting, encouraging or influencing (or attempting to solicit, encourage or influence), any customer of the Acquired Businesses to alter, reduce or terminate its business relationship with the Buyers.  The parties further agreed to non-solicitation provisions for a period of one (1) year following the Acquisition closing date, which prevents either party from hiring certain employees of the other party or encouraging them to leave their current employment.

Ancillary Agreements

                                                The Buyers and the Sellers have entered into certain ancillary agreements, which become effective upon closing of the Acquisition, including, among others, the following: (i) a transition services agreement to facilitate provision of certain transitional services to the Buyers following the Acquisition closing on terms customary for a transaction of this nature; (ii) intellectual property license agreements providing for the licensing of the right to use the EASTON name in the Sellers’ retained hockey and cycling businesses; and (iii) an intellectual property litigation settlement agreement to settle certain litigation matters related to intellectual property owned by Bauer Hockey, Inc. pursuant to which, among other things, the Buyers will receive a payment of US$6 million in consideration of the settlement of such matters.

There can be no assurance that the acquisition will close or that an equity or debt offering will be undertaken or completed in whole or in part or the timing of any such transaction. No securities will be offered or sold in the United States or to U.S. persons absent registration under the U.S. Securities Act of 1933 or the availability of an applicable exemption from such registration. This material change report does not constitute a solicitation of an offer to purchase, or an offer to sell, securities in the United States or elsewhere. Closing of the acquisition is not conditional on the completion of any of the foregoing.

Information in this material change report that is not current or historical factual information may constitute forward-looking information, including future-oriented financial information and financial outlooks, within the meaning of securities laws, related to the timing and completion of the transaction (including financing thereof) and the anticipated benefits of such transaction. This information is based on certain assumptions regarding expected growth, results of operations, performance, and business prospects and opportunities. While the Company considers these assumptions to be reasonable, based on information currently available, they may prove to be incorrect. Forward-looking information is subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what the Company currently expects. These risks, uncertainties and other factors include, but are not limited to: inability to introduce new and innovative products, intense competition in the equipment and apparel industries, inability to introduce technical innovation, inability to protect worldwide intellectual property rights and related litigation, inability to successfully integrate acquisitions, decrease in ice hockey, roller hockey, lacrosse and/or baseball/softball participation rates, adverse publicity, reduction in popularity of the NHL, NLL, MLB and other professional leagues in which the Company’s products are used, inability to maintain and enhance brands, reliance on third party suppliers and manufacturers, disruption of distribution chain or loss of significant customers or suppliers, cost of raw materials and shipping freight and other cost pressures, a change in the mix or timing of orders placed by customers, inability to forecast demand for products, inventory shrinkage or excess inventory, product liability claims and lawsuits, product recalls, compliance with standards of testing and athletic governing bodies, departure of senior executives or other key personnel, litigation and related matters, employment or union related matters, fluctuations in the value of certain foreign currencies in relation to the US dollar, inability to manage foreign exchange derivative instruments, general economic and market conditions, changes in consumer preferences and the difficulty in anticipating or forecasting those changes and natural disasters.

For more information on these risks, uncertainties and other factors the reader should refer to the Company’s filings with the securities regulatory authorities, including the Company’s annual information form dated August 27, 2013, which is available on SEDAR at www.sedar.com. To the extent any forward-looking information in this material change constitutes future-oriented financial information or financial outlooks, within the meaning of securities laws, such information is being provided to demonstrate the potential of the Company and readers are cautioned that this information may not be appropriate for any other purpose. Future-oriented financial information and financial outlooks, as with forward-looking information generally, are based on assumptions and subject to risks, uncertainties and other factors. Actual results may differ materially from what the Company currently expects. Other than as required under securities laws, the Company does not undertake to update any forward-looking information at any particular time and the Company has no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The reader should not place undue importance on forward-looking information and should not rely upon this information as of any other date. All forward-looking information contained in this material change report is expressly qualified in its entirety by this cautionary statement.

5.2                               Disclosure for Restructuring Transactions

                                                Not applicable.

Item 6                                                            Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7                                                            Omitted Information

Not applicable.

Item 8                                                            Executive Officer

Further information regarding the matters described in this report may be obtained from Amir Rosenthal, Chief Financial Officer and Executive Vice President of Finance and Administration, who is knowledgeable about the details of the material change and may be contacted at 1 (603) 610-5802.

Item 9                                                            Date of Report

February 24, 2014.

SCHEDULE “A”

Bauer Performance Sports to Acquire Easton Baseball/Softball for US$330 Million

See attached.

BAUER PERFORMANCE SPORTS TO ACQUIRE EASTON BASEBALL/SOFTBALL FOR US $330 MILLION

Transformative Acquisition Adds No. 1 Market Share in Baseball/Softball and Valuable Intellectual Property to Bauer Performance Sports Portfolio; Transaction Expected to be Immediately Accretive

Management to Discuss Acquisition via Conference Call Today at 6:30 p.m. ET

EXETER, NH — February 13, 2014 — Bauer Performance Sports Ltd. (TSX: BAU) (“BPS” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, has entered into a definitive asset purchase agreement with Easton-Bell Sports to acquire the Easton Baseball/Softball business for US $330 million in an all-cash transaction, subject to a working capital adjustment. The purchase agreement was unanimously approved by both companies’ boards of directors and is expected to close in approximately 30-60 days, subject to regulatory approvals and other customary closing conditions.

The transformative acquisition greatly enhances the Company’s performance sports platform by adding EASTON, the world’s leading and most iconic diamond sports brand, to the other strong brands in the BPS portfolio, including BAUER, MISSION, MAVERIK, CASCADE, INARIA and COMBAT. It also adds valuable intellectual property to BPS and provides a significant counter-seasonal business to the Company’s existing revenue stream.

“The combination of the No. 1 brand in hockey and the No. 1 brand in diamond sports is a perfect example of our ability to enhance our performance sports platform,” said Kevin Davis, President and CEO of Bauer Performance Sports. “Our existing business is built on a heritage of investing in game-changing research and development, intellectual property, authentic brands and strong consumer connections. The Easton Baseball/Softball business is a perfect fit for our overall platform.”

The combined company would have generated pro forma sales and Adjusted EBITDA in 2013 (year ended December 31, 2013 for Easton Baseball/Softball and twelve months ended November 30, 2013 for BPS) of approximately US $586 million and US $94 million, respectively, excluding synergies that are expected to be realized through operational efficiencies. The purchase price values Easton Baseball/Softball at an Adjusted EBITDA multiple of 9.0x, including the value of the tax benefit acquired as part of the transaction. Management expects the acquisition to be immediately accretive to Adjusted Earnings per Share.

The acquisition will provide significant revenue growth opportunities for BPS, which has experienced a 7% compound annual revenue growth rate from 2009 to 2013. Such opportunities include:

•                  Expansion in the diamond sports segments currently served by Easton,

•                  The expansion of Easton Baseball/Softball’s apparel business to include uniforms, and

•                  Territorial expansion of the Easton Baseball/Softball business.

“The addition of Easton Baseball/Softball will increase our growth potential and deliver immediate value to our shareholders,” Davis said. “Just as we have done in our hockey business, we expect to increase

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Easton’s current 28% market share in diamond sports by accelerating investment in product development and more strongly connecting with consumers. Like the entire BPS organization, Easton Baseball/Softball has a passion for improving the performance of athletes, and we fully expect to raise the bar of innovation in diamond sports with this acquisition.”

As a result of the acquisition, BPS will own the EASTON brand and the Easton Baseball/Softball business while Easton-Bell Sports will retain the Easton Hockey and Easton Cycling businesses. At closing, BPS will enter into a license agreement to permit Easton-Bell Sports to use the EASTON name in hockey and cycling only.  No other businesses from the Easton-Bell Sports portfolio are included as part of this transaction. Easton Baseball/Softball will continue to operate out of its current Van Nuys, Calif. and Salt Lake City, Utah locations.

BPS and Easton-Bell Sports have also agreed to settle certain intellectual property litigation matters related to patents held by Bauer Hockey concurrently with the closing of the transaction.

Transaction Financing

BPS intends to finance the transaction, and refinance certain existing indebtedness, with a combination of approximately US $200 million of an asset-backed revolving credit facility and approximately US $450 million of senior secured loans.  Bank of America Merrill Lynch, JP Morgan, Royal Bank of Canada and Morgan Stanley have provided BPS with fully committed credit facilities sufficient to close the transaction.

After the transaction closes, BPS intends to consider options it may have to reduce its leverage, including repaying a portion of the senior secured loans with the proceeds of public or private offerings of equity securities. There is no assurance that such transactions will be available on acceptable terms.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Stikeman Elliott LLP acted as legal counsel to BPS. Morgan Stanley acted as financial advisors and Ropes & Gray acted as legal counsel to Easton-Bell Sports.

Conference Call

BPS will hold a conference call today, February 13, 2014, at 6:30 p.m. Eastern time to discuss the transaction. The Company’s President and CEO Kevin Davis and CFO Amir Rosenthal will host the call, followed by a question and answer period.

Date: Thursday, February 13, 2014

Time: 6:30 p.m. Eastern time

Dial-in number: 1-888-846-5003

International dial-in number: 1-480-629-9856

Conference ID: 4669396

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Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=107943 and via the investors section at www.bauerperformancesports.com.

Presentation slides that discuss the transaction will also be made available via the investors section of the Company’s website at www.bauerperformancesports.com.

A replay of the conference call will be available after 9:30 p.m. Eastern time on the same day through February 27, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4669396

ABOUT BAUER PERFORMANCE SPORTS, LTD

Bauer Performance Sports Ltd. (TSX: BAU) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball equipment, as well as related apparel. The company has the most recognized and strongest brand in the ice hockey equipment industry, and holds the top market share position in both ice and roller hockey. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA and COMBAT brand names and are distributed by sales representatives and independent distributors throughout the world. Bauer Performance Sports is focused on building its leadership position and growing market share in all product categories through continued innovation at every level. For more information, please visit www.bauerperformancesports.com.

Non-IFRS Measures

This press release uses the following non-IFRS measures: EBITDA and Adjusted EBITDA and Adjusted Earnings per Share. The foregoing non-IFRS measures are defined as follows: Adjusted EBITDA is defined as EBITDA (net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the credit facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains/losses on derivative instruments, and realized and unrealized gains/losses related to foreign exchange revaluation) before restructuring and other one-time or non-cash charges associated with acquisitions, other one-time or non-cash items, pre-initial public offering sponsor fees, costs related to share offerings, as well as share-based payment expenses. Adjusted Earnings per Share is defined as Adjusted Net Income/Loss divided by the weighted average diluted shares outstanding. Adjusted Net Income/Loss is defined as net income adjusted for all unrealized gains/losses related to derivative instruments and unrealized gains/losses related to foreign exchange revaluation, non-cash or incremental charges associated with acquisitions, amortization of acquisition-

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related intangible assets for acquisitions since the company’s initial public offering, costs related to share offerings, share-based compensation expense and other non-cash or one-time items.

The Company believes that these non-IFRS measures provide useful information to both management and investors in measuring financial performance. These measures do not have a standard meaning prescribed by IFRS and therefore, they may not be comparable to similarly titled measures presented by other publicly traded companies, and should not be construed as an alternative to other financial measures determined in accordance with IFRS. These non-IFRS measures are provided as additional information to complement IFRS measures by providing further understanding of operations from management’s perspective. Accordingly, non-IFRS measures should never be considered in isolation nor as a substitute to using net income as a measure of profitability or as alternative to the IFRS consolidated statements of income or other IFRS statements.

Forward-Looking Statements

There can be no assurance that the acquisition will close or that an equity or debt offering will be undertaken or completed in whole or in part or the timing of any such transaction. No securities will be offered or sold in the United States or to U.S. persons absent registration under the U.S. Securities Act of 1933 or the availability of an applicable exemption from such registration. This press release does not constitute a solicitation of an offer to purchase, or an offer to sell, securities in the United States or elsewhere. Closing of the acquisition is not conditional on the completion of any of the foregoing.

This press release includes forward-looking statements within the meaning of applicable securities laws, including with respect to the timing and completion of the transaction (including financing thereof), the anticipated benefits of such transaction, including, among others, potential revenue growth, increased baseball/softball market share, the timing and scope of anticipated synergies and operational efficiencies, the effective acquisition multiple and accretion (which may be impacted by the offering price of any equity offering and other final financing arrangements), expectations regarding a counter-seasonal revenue stream to the Company’s existing revenue stream and the successful expansion of the Easton Baseball/Softball apparel business.

The pro forma information set forth in this press release should not be considered to be what the actual financial position or other results of operations would have necessarily been had the Company and Easton Baseball/Softball operated as a single combined company, as, at, or for the periods stated.

Forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. The words “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements. Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the combined company’s actual results to differ materially from those expressed or implied by the forward-looking statements, including,

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without limitation, the following factors: inability to introduce new and innovative products, intense competition in the equipment and apparel industries, inability to introduce technical innovation, inability to protect worldwide intellectual property rights and related litigation, inability to successfully integrate acquisitions, decrease in ice hockey, roller hockey, lacrosse and/or baseball/softball participation rates, adverse publicity, reduction in popularity of the NHL, NLL, MLB and other professional leagues in which our products are used, inability to maintain and enhance brands, reliance on third party suppliers and manufacturers, disruption of distribution chain or loss of significant customers or suppliers, cost of raw materials and shipping freight and other cost pressures, a change in the mix or timing of orders placed by customers, inability to forecast demand for products, inventory shrinkage or excess inventory, product liability claims and lawsuits, product recalls, compliance with standards of testing and athletic governing bodies, departure of senior executives or other key personnel, litigation and related matters, employment or union related matters, fluctuations in the value of certain foreign currencies in relation to the US dollar, inability to manage foreign exchange derivative instruments, general economic and market conditions, changes in consumer preferences and the difficulty in anticipating or forecasting those changes, natural disasters, as well as the factors identified in the “Risk Factors” section of Bauer’s Annual Information Form dated August 27, 2013 available on SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Amir Rosenthal

Chief Financial Officer

Tel 1-603-610-5802

investors@bauerperformancesports.com

Investor Relations:

Liolios Group Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BAU@liolios.com

Media Contact:

Tory Mazzola

Global Communications Manager

Tel 1-603-430-2111

media@bauerperformancesports.com

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